Exhibit 23(a)


         Consent of Ernst & Young, Independent Auditors


          We consent to the incorporation by reference in the Registration Statement (Form S-3) and the related Prospectus pertaining to the registration of 1,000,000 shares of common stock pursuant to the Bob Evans Farms, Inc. Dividend Reinvestment and Stock Purchase Plan of our report dated May 27, 1994, with respect to the consolidated financial statements of Bob Evans Farms, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended April 29, 1994, and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                              Ernst & Young LLP


Columbus, Ohio
May 24, 1995